Exhibit 10.2

Riadh Zine	December 12, 2023
Chairman and Chief Executive Officer
Akumin Inc. 8300 W. Sunrise Boulevard
Plantation, Florida 33322

Re: Agreement for Interim Management & Consulting Services – Addendum 1

Dear Mr. Zine:

This letter is addendum 1 (“Addendum 1”) to the agreement between AlixPartners, LLP (“AlixPartners”) and the Company dated October 17, 2023 (the “Engagement Letter”). Unless otherwise modified herein, the terms and conditions of the Engagement Letter remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Engagement Letter.

The following is in addition to the Engagement Letter:

Objectives and Tasks

Subject to AlixPartners’ (i) internal approval from its Risk Management Committee, (ii) confirmation the Company has a Directors and Officers Liability insurance policy in accordance with the Indemnification section of the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, and (iii) receipt of a copy of the signed Board of Directors’ resolution (or similar document as required by the Company’s governance documents) as official confirmation of the appointment, all of which have been obtained, AlixPartners will provide Ronald J. Bienias to serve as the Company’s interim Chief Financial Officer (“CFO”), as well as continuing to serve as CRO under the Engagement Letter.

In addition to the ordinary course responsibilities of a CFO, Mr. Bienias and AlixPartners will work collaboratively with the senior management team, the Board of Directors and other Company professionals to perform the following services:

CFO

•	Strengthen the Company’s core competencies in the finance organization, particularly cash management, planning, general accounting, and financial reporting information management.

•	Assist in developing and implementing cash management strategies, tactics, and processes.

•	Identify and implement both short-term and long-term liquidity and EBITDA generating initiatives.

•	Assist in negotiations with stakeholders and their representatives, specifically including landlords.

AP Services | 300 N. LaSalle Street | Suite 1900 | Chicago, IL 60654 | 312.346.2500 | alixpartners.com

Akumin Inc.

•	Develop and enhance management and Board reporting packages.

•	Assist the Company with such other matters as may be requested that fall within AlixPartners’ expertise that are mutually agreeable.

In addition to the CFO duties, AlixPartners will perform the following tasks:

Finance Transformation

•

Assist the Company with analyzing performance improvement and cash enhancement opportunities, including assisting with cost reduction initiatives, operational improvement initiatives, accounts receivable management, and accounts payable process improvement opportunities.

•	Assist the Company with assessing and providing improvement recommendations related to the Finance Operating Model (e.g., service delivery model, organization, processes, data, reporting, and system).

•	Assist the Company with merger and acquisition integration planning and execution for the finance function.

•	Assist the Company with such other finance transformation matters as may be requested that fall within AlixPartners’ expertise and that are mutually agreeable.

Operational Support

•	Work with the Company to collect, cleanse, and load data into AlixPartners’ proprietary Radial tool.

•	Assist the Company with designing the optimal organizational structure to improve the patient experience and reduce labor costs.

•	Assist the Company with the design of a Human Resources dashboard to assist with managing open positions.

•	Assist the Company with customer, product, and site profitability analysis.

•	Assist the Company with such other operational matters as may be requested that fall within AlixPartners’ expertise and that are mutually agreeable.

IT Support

•	Complete an assessment of the Company’s financial, accounting, treasury, and reporting IT systems and identify process, systems, and EBITDA improvement opportunities.

•	Assist the Company with developing a technology implementation roadmap.

Akumin Inc.

•	Assist the Company with such other IT matters as may be requested that fall within AlixPartners’ expertise and that are mutually agreeable.

Staffing

Ronald J. Bienias will be the Partner and Managing Director responsible for the overall engagement including the CFO and Finance Transformation support. Eric Dzwonczyk will be the Partner and Managing Director responsible for operational support, and Jason Miller will be the Partner and Managing Director responsible for IT support. Misters Bienias, Dzwonczyk and Miller will be assisted by a staff of consultants at various levels who have a wide range of skills and abilities related to this type of assignment. In addition, AlixPartners has relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

We will periodically review the staffing levels to determine the proper mix for this assignment. We will only use the necessary staff required to complete the requested or planned tasks.

Timing and Fees

AlixPartners commenced the operational support work on or around December 1, 2023 and will commence the interim CFO engagement on or around December 18, 2023 after receipt of a copy of this executed Addendum 1 and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objectives and Tasks section above. AlixPartners will commence addition support activities on a mutually agreeable date with the Company after an agreement on scope and timing is reached.

The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1.

Akumin Inc.

* * *

If these terms meet with your approval, please sign and return a copy of this Addendum 1.

We look forward to working with you.

Sincerely yours,

AlixPartners, LLP

/s/ Ronald J. Bienias
Ronald J. Bienias
Partner & Managing Director

/s/ David Orlofsky
David Orlofsky
Partner & Managing Director

/s/ Eric Dzwonczyk
Eric Dzwonczyk
Partner & Managing Director

/s/ Jason Miller
Jason Miller
Partner & Managing Director

Acknowledged and Agreed to:
AKUMIN INC.

By:	/s/ Riadh Zine
Its:	Chairman & CEO
Dated:	12/22/2023 | 6:19 PM EST

Schedule 1

Fees and Expenses

1.	Fees: AlixPartners’ Fees will be based on the hours spent by AlixPartners personnel at AlixPartners’ hourly rates, which are:

Partner & Managing Director	US$	1,225 – US$1,495
Partner	US$	1,200
Director	US$	960 – US$1,125
Senior Vice President	US$	800 – US$910
Vice President	US$	640 – US$790
Consultant	US$	230 – US$625

AlixPartners generally reviews and revises its billing rates semi-annually.

AlixPartners’ total fees include any retainer or success fee payable hereunder, if any (together, the “Fees”).

Travel Time: All travel time for any consultant billing on this engagement shall be charged at 50% of their standard hourly rate.

2.	Success Fee: AlixPartners does not seek a success fee in connection with this engagement.

3.

Expenses: In addition to the Fees set forth in this Schedule, the Company shall pay directly, or reimburse AlixPartners upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this engagement, such as travel, lodging, meals, and eDiscovery related expenses, which will be invoiced at US $25 per GB.

4.	Retainer: AlixPartners does not require an additional retainer in connection with this engagement.

5.	Payment: AlixPartners will submit monthly invoices for Fees earned and expenses incurred. All invoices are due and payable within thirty (30) days from receipt of relevant invoice.